Exhibit 23.3

Our Ref: JY/CORP/00921	Date: 6 January 2026

BY EMAIL ONLY

Board of directors

FG Holdings Limited

Conyers Trust Company (BVI) Limited

Commerce House

Wickhams Cay 1

Road Town, Tortola, VG1110

British Virgin Islands

Dear Sirs,

RE:	FG Holdings Limited (the “Company”) Listing on NASDAQ – Consent of Law Firm

We have acted as the Hong Kong legal advisers to the Company in relation to the Registration Statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”) file with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933 (“Securities Act”) on or about 6 January 2026 in connection with:

(i)	an offering of up to 3,750,000 Class A ordinary shares of the Company (the “Class A Ordinary Shares”) by the Company pursuant to the Public Offering Prospectus; and

(ii)	an offering of up to 375,000 Class A ordinary shares additional to the Class A Ordinary Shares (the “Over-allotment Shares”), within 45 days after the closing of the offering to the underwriter to cover over-allotments (the “Over-allotment Option”).

We hereby consent to the use of our name under the caption “Legal Matters”, “Regulatory Approval of the PRC” and “Enforcement of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Yick & Chan

Yick & Chan